Exhibit 12


                     ALEX. BROWN INCORPORATED
     Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (dollars in thousands)



                            Three months ended
                            March 31,  March 25,       Years ended December 31,
                              1995      1994      1994     1993      1992      1991     1990
Earnings before income
 taxes                       $27,337   38,693    118,281   148,335  95,384    83,356    11,760
Fixed charges:
 Interest expense              6,779    5,561     21,920    14,924  10,587    12,161    21,409
 Portion of rental
   expense represent-
   ative of interest
   factor (1)                  1,602    1,108      5,365     4,943   5,025     5,117     5,371
Earnings available for
 fixed charges               $35,718   45,362    145,566   168,202 110,996   100,634    38,540

Fixed charges:
 Interest expense            $ 6,779    5,561     21,920    14,924  10,587    12,161    21,409
 Portion of rental
  expense represent-
  ative of interest
  factor (1)                   1,602    1,108      5,365     4,493   5,025     5,117     5,371
Total fixed charges          $ 8,381    6,669     27,285    19,867  15,612    17,278    26,780

Consolidated ratio
 of earnings to
 fixed charges                   4.3      6.8        5.3      8.5      7.1       5.8       1.4

(1) Estimated at one-third of rental expense deemed representative of the interest factor.

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